Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballard Power Systems Inc.

We, consent to the use of our report dated March 16, 2023, on the consolidated financial statements of Ballard Power Systems Inc., which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the related consolidated statements of loss and comprehensive income (loss), changes in equity and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes, and our report dated March 16, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022 which are incorporated by reference in the Registration Statement on Form S-8 dated May 9, 2023 of Ballard Power Systems Inc.

/s/ KPMG LLP
May 9, 2023
Vancouver, Canada